Exhibit 99.1

Thomas & Betts Corporation Sells Minority Interest in Leviton Manufacturing Company for $300 Million

MEMPHIS, Tenn.--(BUSINESS WIRE)--Thomas & Betts Corporation (NYSE:TNB) today announced that it sold its entire minority interest (29.1 percent) in Leviton Manufacturing Company back to Leviton for approximately $300 million. Thomas & Betts expects to record an after-tax gain of approximately $1.70 per diluted share in the second quarter 2008 and to realize approximately $200 million in proceeds after cash taxes and other considerations. In the event of any sale of Leviton shares within the next three years at a price per share higher than the value reflected in today’s sale, Leviton has agreed to pay Thomas & Betts its pro-rata share of the difference.

Thomas & Betts Corporation (www.tnb.com) is a leading designer and manufacturer of electrical components used in industrial, commercial, communications and utility markets. The company is also a leading producer of commercial heating and ventilation units and highly engineered steel structures used, among other things, for utility transmission. Headquartered in Memphis, Tenn., the company has manufacturing, distribution and office facilities worldwide. In 2007, Thomas & Betts reported net sales of $2.1 billion.

CAUTIONARY STATEMENT

This press release includes forward-looking statements that are identified by terms such as “optimistic,” “trend,” “will,” and “believe.” These statements discuss business strategies, economic outlook and future performance. These forward-looking statements make assumptions regarding the company’s operations, business, economic and political environment, including, without limitation, customer demand, government regulation, terrorist acts and acts of war. The actual results may be materially different from any future results expressed or implied by such forward-looking statements. Please see the “Risk Factors” section of the company’s Form 10-K for the fiscal year ended December 31, 2007 for further information related to these uncertainties. The company undertakes no obligation to publicly release any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events.

CONTACT:
Thomas & Betts Corporation
Tricia Bergeron, 901-252-8266
tricia.bergeron@tnb.com